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                         Massachusetts Fincorp, Inc.
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              (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                         MASSACHUSETTS FINCORP, INC.
                              70 Quincy Avenue
                         Quincy, Massachusetts 02169
                               (617) 825-5555

                                                           March 22, 2000

Fellow Shareholders:

An activist outsider group is attempting to solicit proxies in order to elect their own slate of Directors to the Board in place of the slate recommended by the Company. The outsider group has attempted to characterize recent actions taken by the Directors to amend the Bylaws of the Company as intended "to entrench current management."

It is irresponsible to suggest that all actions taken to protect the company are taken for the selfish benefit of the current board of directors or management. The decision to amend the Bylaws of the Company was intended to codify existing practices of the Bank in selecting and electing Directors who will successfully represent the interests of a majority of shareholders and who will assist the Company in its role as a local community bank.

THE BYLAW CHANGES

The activists have characterized as a "Residency Bylaw" a bylaw which states that "except for members of the incumbent board, no person shall be eligible for election or appointment to the Board of Directors unless such person has been, for a period of at least one year immediately prior to his or her election, nomination or appointment, a resident of a county in which the Company or its subsidiaries maintains a banking office or of a county contiguous to any such county."

The Bylaw modification codified an existing practice of the Bank. All incumbent directors meet the standard set by the bylaw modification. We compete successfully as a local community bank and the substantial majority of our customers and revenues come from the local areas surrounding our offices. The new director qualifications were an attempt to promote, among other things, our local business connections and were reasonably related to our core business operations.

The activists have attempted to characterize as a "No Experience" Bylaw a bylaw which stated that, "Except for members of the incumbent board, no person may serve on the Board of Directors and at the same time be a director or other officer of another co-operative bank, credit union, savings bank, state or federally-chartered savings and loan association, trust company, bank holding company or state or national banking association that engages in business activities in the same market area as the Corporation or any of its subsidiaries."

All incumbent Directors meet the standard of the Bylaw modification. THE ATTEMPT TO REPRESENT A NON-COMPETE BYLAW AS A "NO EXPERIENCE" BYLAW DISGUISES THE CONFLICT OF INTEREST INHERENT IN THE ACTIONS OF THE OUTSIDER ACTIVISTS. MR. JAINDL IS THE CHIEF EXECUTIVE OFFICER OF A FINANCIAL INSTITUTION WHOSE OBJECTIVE IS TO COMPETE NATIONALLY FOR THE SAME TYPES OF CUSTOMERS AS THE COMPANY VIA THE INTERNET. We believe the Board has an obligation to protect its business plan and other proprietary information from all competitors. The success or lack thereof of Mr. Jaindl's ability to implement his strategic objectives should not be a consideration in the Board's decision to protect the Company.

The activists have characterized as "The Imputed Disqualification Bylaw" a Bylaw which states that "No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person who is ineligible for election to the Board of Directors under the above provisions."

It only makes sense that if a party is disqualified as a nominee for directorship under the bylaws of the Company, that individuals nominated by that party for the sole purpose of serving in the place of that party should also be disqualified.

The Board firmly believed that the bylaw changes codified existing practices and were in the best interest of a majority of shareholders. The Board also believes that since its actions were taken for the benefit of a majority of shareholders, it should protect the assets of the Company by avoiding spending unnecessary funds in protection of shareholder rights when those same shareholders will have an opportunity to voice their support for the Board's actions by voting in favor of the Company's recommended nominees for Director.

The Company believes that the attempt to make issue of the Bylaw modifications is an obvious attempt to deflect the attention of shareholders from the true objectives of the outsider activist group.

OTHER CHARGES MADE REGARDING PERFORMANCE

The outsider group makes a vague reference to having made a "careful analysis of the operations, management, and financial and stock price performance of Massachusetts Fincorp, Inc.," BUT NEGLECTS TO MENTION THAT THE STOCK PRICE HAS INCREASED SINCE OUR INITIAL PUBLIC OFFERING AND EXCEEDED THAT OF MOST PEER PERFORMANCE INDICES DURING AN ECONOMIC ENVIRONMENT WHICH HAS CAUSED MOST THRIFT STOCK PRICES TO DECLINE.

The outsider group also fails to give credit for the Company's demonstrated successful ability to implement the leverage and growth strategy described in the conversion documents. The Company described the specific components of our operating strategy to include: Enhancing net income by emphasizing loan volume and creating an infrastructure which can support increased loan volume; Placing increased emphasis on attracting retail deposits; and Increasing loan and deposit market share by offering competitive rates and opening new branch offices in and around our primary market area.

IN SPITE OF A SIGNIFICANT INCREASE IN INTEREST RATES WHICH HAS HAD AN
ADVERSE IMPACT ON THE MARKET VALUES OF A SIGNIFICANT MAJORITY OF THE
BANKING INDUSTRY, DURING 1999 THE BANK MAINTAINED ITS PORTFOLIO LOAN ORIGINATION VOLUMES, RESULTING IN LOAN BALANCES GROWTH OF $22.7 MILLION,
AN INCREASE OF ALMOST 47%, AND OVER FOUR TIMES THE DOLLAR AMOUNT RECEIVED FROM OUR PUBLIC OFFERING. TOTAL ASSETS HAVE INCREASED BY OVER 34%. THE SUCCESSFUL ABILITY OF THE COMPANY TO USE ITS LOAN ORIGINATION CAPACITY TO INCREASE LOAN BALANCES HAS INCREASED INTEREST INCOME FROM $2.15 MILLION IN 1998 TO $3.18 MILLION IN 1999. This and future growth will provide a more stable income stream and lessen the bank's dependency on non-interest income.

THE OUTSIDER GROUP THEN DESCRIBES WHAT WOULD APPEAR TO BE ITS TRUE
INTENTIONS: TO ATTEMPT TO FORCE THE DIRECTORS TO SPEND INAPPROPRIATE TIME AND MONEY TO ATTEMPT TO SELL THE INSTITUTION FOR A QUICK PROFIT DURING A TIME WHEN THE DIRECTORS FIRMLY BELIEVE THAT THE COMPANY COULD NOT RECEIVE A FAIR PRICE FOR ITS SHARES.

The Directors firmly understand their responsibility to act in the interest of the majority of shareholders. The Board believes that the depressed valuation of Bank and Thrift stocks will not allow Massachusetts Fincorp to receive a fair price in the event of a sale. The Directors will continue to assess the value of a sale of the institution against the value of continuing to operate as a community financial institution, providing services to the depositors that supported us before, during and after the conversion to stock.

If it fails in its objective of selling the Company at an unfair price, the outsider group has stated as its objective to attempt to implement a stock repurchase program.

The Directors of the Company have frequently considered a stock repurchase program as one of a number of tools to enhance shareholder value. The Directors have undertaken a thorough review with the assistance of an investment-banking firm to determine the potential value of a stock repurchase program. The analysis clearly identified that, since the Company is not excessively capitalized, at this time, the minimal potential temporary impact on share price did not sufficiently offset the negative impact on the ability to implement its growth and leverage strategy for the long-term benefit of all shareholders.

The Directors and Management of the Company urge you not to be misled by the unsubstantiated assertions of the outsider group. We believe that the actions of the Directors and Management have been and continue to be in the best interest of a majority of shareholders. The goals of the Directors and Management are to continue to implement the strategic plan and objectives described in the conversion documents.

THE DIRECTORS AND MANAGEMENT DIRECTLY OWN OVER 11% OF THE OUTSTANDING SHARES OF THE COMPANY. WHEN COMBINED WITH THE EMPLOYEE STOCK OWNERSHIP PLAN AND THE INCENTIVE PLAN, THE DIRECTORS, MANAGEMENT AND EMPLOYEES OF THE COMPANY HAVE A VESTED INTEREST IN OVER 30% OF THE COMBINED SHARES. WE BELIEVE OUR INVESTMENT IN THE COMPANY DEMONSTRATES OUR CONVICTION AS TO THE POTENTIAL OF THE COMPANY. WE FIRMLY BELIEVE THAT SUCCESSFUL IMPLEMENTATION OF A LEVERAGE AND CONTROLLED GROWTH STRATEGY WILL RESULT IN THE MAXIMUM ENHANCEMENT OF SHAREHOLDER VALUE.

DON'T SELL THE FUTURE OF YOUR COMPANY SHORT BY VOTING FOR MESSRS. JAINDL, BUCK AND SCHANTZ. DO NOT RETURN ANY WHITE PROXY CARD YOU RECEIVE.

VOTE FOR YOUR BOARD'S NOMINEES BY COMPLETING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY EVEN IF YOU HAVE ALREADY RETURNED ANOTHER CARD PREVIOUSLY!

Sincerely,



/s/ Paul C. Green                      /s/ John P. O'Hearn, Jr.
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Paul C. Green                          John P. O'Hearn, Jr., Director
Chairman of the Board,
President and CEO

/s/ John R. Byrne                      /s/ Robert H. Quinn
-----------------------                -------------------------
John R. Byrne, Director                Robert H. Quinn, Director

/s/ Richard F. Cahill                  /s/ John J. Sousa, Jr.
---------------------------            ----------------------------
Richard F. Cahill, Director            John J. Sousa, Jr., Director

/s/ W. Craig Dolan                     /s/ Joseph W. Sullivan
------------------------               ----------------------------
W. Craig Dolan, Director               Joseph W. Sullivan, Director

/s/ John E. Hurley, Jr.                /s/ Diane Valle
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John E. Hurley, Jr., Director          Diane Valle, Director


/s/ Robert E. McGovern
----------------------------
Robert E. McGovern, Director

                                  Important

If you own shares in the name of a bank, Broker or other nominee, please contact the person responsible for your account and direct them to vote 'FOR' your Board's Nominees on the BLUE proxy card.

If you have any questions on how to vote your shares, please call our proxy solicitor, Regan & Associates, Inc. at 1-800-737-3426 or call the Bank at
(617) 825-5555 and ask the operator to transfer you to your local branch manager.